News Release

CBOE HOLDINGS, INC. REPORTS RECORD FOURTH QUARTER AND 2012 FINANCIAL RESULTS

Fourth Quarter Financial Highlights
-- Operating Revenues Increase 8 Percent to $130.1 Million
-- GAAP Net Income Allocated to Common Stockholders Increases 25 Percent to $39.2 Million; Diluted EPS Up 29 Percent to $0.45
-- GAAP Operating Margin of 45.9 Percent; Adjusted Operating Margin of 49.9 Percent, Up 300 Basis Points1
2012 Full-Year Financial Highlights
-- Operating Revenues of $512.3 Million Increases 1 Percent1
-- GAAP Net Income Allocated to Common Stockholders Increases 14 Percent to $155.3 Million; Diluted EPS Up 17 Percent to $1.78
-- GAAP Operating Margin of 47.6 Percent; Adjusted Operating Margin of 48.7 Percent, Up 30 Basis Points

CHICAGO, February 8, 2013 - CBOE Holdings, Inc. (NASDAQ: CBOE) today reported record fourth-quarter GAAP net income allocated to common stockholders of $39.2 million, or $0.45 per diluted share, compared with $31.3 million, or $0.35 per diluted share in the fourth quarter of 2011. On an adjusted basis, net income allocated to common stockholders was $38.9 million, or $0.45 per diluted share, compared with $33.2 million, or $0.37 per diluted share, in the prior year period. Operating revenues for the fourth quarter were $130.1 million, an increase of 8 percent compared to $120.2 million in 2011's fourth quarter.
For the year ended December 31, 2012, CBOE Holdings reported GAAP net income allocated to common stockholders increased 14 percent to $155.3 million, or $1.78 per diluted share, on total operating revenues of $512.3 million. For the comparable period in 2011, the company reported GAAP net income allocated to common stockholders of $136.6 million, or $1.52 per diluted share, on operating revenues of $508.1 million. On an adjusted basis, net income allocated to common stockholders increased 3 percent to $147.5 million from $143.1 million in 2011, while adjusted diluted earnings per share grew 6 percent to $1.69 from $1.59 in 2011.
Financial results presented on an adjusted basis for the three and twelve months ended December 31, 2012 and 2011 exclude certain items which the company believes are not representative of its core operating performance.

1 A full reconciliation of CBOE Holdings' non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

“CBOE Holdings' record-setting financial results for the fourth quarter and strong overall performance for 2012 were made more noteworthy given the year's well-known macro challenges. Our ability to leverage our higher-margin, proprietary products and to effectively manage our resources enabled CBOE to return increased value to stockholders while continuing to invest in product development, trading technology and investor education. As a result, we enter 2013 well positioned to continue to enhance stockholder value and to grow and shape the options and volatility space,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.
"Our record fourth-quarter results cap another year of strong performance for CBOE Holdings as we focused on optimizing our financial performance and investing in key initiatives to drive our long-term performance,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. "In addition, we returned $167 million in capital to our stockholders in 2012 through dividends and share repurchases, nearly doubling the $92 million paid out in 2011. We ended the year with a strong cash position of $136 million, which will provide us with the flexibility to continue to deliver enhanced stockholder value through both internal investments and other capital allocation opportunities,” Dean added.
The table below highlights CBOE Holdings' operating results on a GAAP basis and an adjusted basis for the comparative quarters and twelve-month periods ended December 31, 2012 and 2011. Financial results presented on an adjusted basis provide supplemental information to measure period-over-period comparisons by adjusting for certain items that management believes are not indicative of the company's core operating performance.
Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	4Q 2012	4Q 2011	Y/Y Change	YTD 2012	YTD 2011	Y/Y Change
Key Statistics:
Total Trading Days (1)	62	63		250	252
Average Daily Volume (options and futures)	4.13	4.30	(4)%	4.54	4.83	(6)%
Total Trading Volume (options and futures)	255.7	270.9	(6)%	1,134.3	1,216.9	(7)%
Average Transaction Fee Per Contract	$0.355	$0.321	11%	$0.315	$0.307	3%
GAAP Financial Highlights:
Total Operating Revenues	$130.1	$120.2	8%	$512.3	$508.1	1%
Total Operating Expenses	70.3	67.5	4%	268.2	266.5	1%
Operating Income	59.8	52.7	13%	244.1	241.6	1%
Operating Margin %	45.9%	43.8%	210 bps	47.6%	47.5%	—
Net Income	$39.7	$31.8	25%	$157.4	$139.4	13%
Net Income Allocated to Common Stockholders	$39.2	$31.3	25%	$155.3	$136.6	14%
Diluted EPS	$0.45	$0.35	29%	$1.78	$1.52	17%
Weighted Average Shares Outstanding	87,272	89,397	(2)%	87,460	89,994	(3)%
Adjusted Financial Highlights (2)
Total Operating Revenues	$130.1	$120.2	8%	$512.3	$508.1	1%
Total Operating Expenses	65.2	63.8	2%	262.9	262.4	—%
Operating Income	64.9	56.4	15%	249.4	245.7	2%
Operating Margin %	49.9%	46.9%	300 bps	48.7%	48.4%	30 bps
Net Income	$39.4	$33.7	17%	$149.5	$146.1	2%
Net Income Allocated to Common Stockholders	$38.9	$33.2	17%	$147.5	$143.1	3%
Diluted EPS	$0.45	$0.37	22%	$1.69	$1.59	6%
(1) In the fourth quarter of 2012, all U.S. exchanges were closed for two days as a result of Hurricane Sandy.
(2) A full reconciliation of our non-GAAP results to our GAAP results for the 2012 and 2011 reporting periods is included in the attached tables. See "Non-GAAP Information” in the accompanying financial tables.

Revenues
Operating revenues in the fourth quarter of 2012 increased by $9.9 million, or 8 percent, to $130.1 million from $120.2 million in 2011's fourth quarter. This increase primarily reflects a $3.8 million increase in transaction fees, a $3.6 million increase in exchange services and other fees and a $2.3 million increase in regulatory fees, offset somewhat by a $1.2 million decrease in access fees. The decrease in access fees was primarily due to fee changes implemented in January 2012. Exchange services and other fees were up primarily due to fee increases for certain user services versus the fourth quarter of 2011. Regulatory fees increased primarily as a result of CBOE raising its options regulatory fee rate and implementation of an options regulatory fee in August of 2012 by C2 Options Exchange (C2).
Transaction fees increased 4 percent for the quarter as a result of an 11 percent increase in the average revenue per contract (RPC) compared with the fourth quarter of 2011, offset somewhat by a 6 percent decline in trading volume. Trading volume for the fourth quarter was 255.7 million contracts, or 4.13 million contracts per day, versus 2011's fourth quarter volume of 270.9 million contracts, or 4.30 million contracts per day. In addition, the company lost two trading days in the fourth quarter of 2012 due to the closing of all U.S. exchanges as a result of Hurricane Sandy. RPC increased to $0.355 compared with $0.321 in the fourth quarter of 2011.
The increase in RPC primarily resulted from a shift in trading volume mix, with higher-margin index options and futures contracts accounting for 34.4 percent of total contracts traded during the quarter versus 28.9 percent in the fourth quarter of 2011. In addition, transaction fee changes implemented in 2012 increased the average revenue per contract for index options and futures contracts by 6 percent and 9 percent, respectively, compared with the fourth quarter of 2011.
The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for CBOE, C2 and CBOE Futures Exchange (CFE).
Adjusted Operating Expenses
Adjusted operating expenses were $65.2 million for the fourth quarter of 2012, up $1.4 million or 2 percent compared with $63.8 million in the fourth quarter of 2011. Adjusted operating expenses for the fourth quarter of 2012 exclude $0.1 million for accelerated stock-based compensation and $5.0 million of expense accrued for an estimated liability related to the resolution of a previously disclosed SEC investigation. While the company is engaged in settlement discussions with the SEC staff on the resolution of this matter, no agreement has been reached and any final resolution could differ from the amount accrued. Adjusted operating expenses in the fourth quarter of 2011 exclude $3.7 million for severance paid pursuant to an executive employment contract.
The company's core operating expenses, which include total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses, were $46.3 million for the fourth quarter of 2012, an increase of $4.8 million or 11 percent, compared with last year's fourth quarter. This increase primarily reflects higher expenses for outside services, which were driven by higher legal costs.
Volume-based expenses, which include royalty fees and trading volume incentives, were $12.7 million in the fourth quarter of 2012, representing a decrease of $2.1 million, or 14 percent, compared with the same period last year. Royalty fees decreased $0.7 million due to expenses recognized in the fourth quarter of 2011 to adjust for the under-accrual of certain volume-based fees. Trading volume incentives were down $1.4 million primarily due to lower trading volume in multiply-listed options and changes to the incentive program criteria.
Adjusted Operating Margin
The company's adjusted operating margin increased 300 basis points to 49.9 percent for the fourth quarter of 2012, compared with 46.9 percent in the same period in 2011. The adjusted operating margin for the full-year 2012 was 48.7 percent, the highest annual level in the company's history.
Effective Tax Rate
On a GAAP basis, the company reported an effective tax rate of 33.1 percent for the fourth quarter versus 39.2 percent in last year's fourth quarter. The effective tax rate for the fourth quarter of 2012 includes the benefit of significant discrete items relating to prior years totaling $5.4 million, or $0.06 per share, as well as the recognition of other discrete items.
The adjusted effective tax rate for the fourth quarter of 2012 and 2011, which excludes the benefit for tax credits related to prior years, was 39.0 percent and 39.8 percent, respectively.
Fourth Quarter 2012 Operational Highlights and Recent Developments

•	For the fourth consecutive quarter, CFE experienced record-setting quarterly volume.

•
On November 2, 2012, CBOE announced that the Illinois Court ruled in favor of CBOE and McGraw-Hill, deciding that the International Securities Exchange (ISE) would violate a previously-issued injunction if it listed and traded what it calls "ISE Max SPY Index" options. The court ruled that these options would violate its earlier injunction that prohibits ISE from listing any options that are based on the S&P 500 Index. CBOE holds the exclusive right to provide a market for options based on that index. On November 13, 2012, ISE withdrew its filing with the SEC to list these options.

•
On November 30, 2012, CBOE began disseminating values for a new benchmark index, the CBOE Low Volatility IndexSM (ticker: LOVOL), which is designed for investors whose preferences have shifted from investing in riskier assets to lower-volatility assets. The new index aims to provide investors with the ability to replicate an investment strategy that is subject to less downside volatility in a portfolio of S&P 500® stocks, while still preserving the bulk of market gains.

•
On December 6, 2012, CBOE was named "Exchange of the Year, North America," and "U.S. Options Exchange of the Year" at an awards ceremony during Futures and Options World magazine's Derivatives World London Conference.

•
On December 10, 2012, CFE launched trading in S&P 500 Variance futures. The S&P 500 Variance futures contract, like over-the-counter (OTC) variance swaps, allows users to trade the difference between the implied and realized variance of the S&P 500 Index.

•
On December 11, 2012, the company announced that its Board of Directors declared a special cash dividend of $0.75 per share on its common stock. The dividend was paid on December 28, 2012 to stockholders of record on December 21, 2012. The special dividend was in addition to the Company's regular fourth-quarter cash dividend of $0.15 per share that was declared on October 30, 2012.

•
On December 12, 2012, the company announced that William J. Brodsky, Chairman and CEO, advised the Board that he will step down as CEO effective following the 2013 Annual Meeting in May 2013. Following the annual meeting, it is anticipated that he will assume the role of Executive Chairman of the Board. The company also announced that its Board of Directors unanimously elected Edward T. Tilly, CBOE President and COO, as CEO, also effective following the 2013 Annual Meeting. Edward L. Provost, CBOE Chief Business Development Officer, will succeed Tilly as CBOE President and COO.

•
On January 14, 2013, the company launched a new data service, the CBOE Customized Option Pricing Service (COPS), which employs the market-making expertise of CBOE's liquidity-providing community, offering subscribers end-of-day indicative valuations for "customized" options such as FLexible EXchange (FLEX) options and certain OTC options.

•
On January 18, 2013, CBOE announced plans to transition its SPXpm product from C2 to CBOE on February 19, 2013, pending regulatory approval, where it will be traded on CBOE's hybrid trading model. CBOE's hybrid model incorporates both electronic and open outcry trading. The transition will consolidate the company's entire S&P 500 options product line on one exchange, CBOE.

•
On February 1, 2013, the company reported that average daily volume (ADV) for total options in January 2013 was 4.10 million contracts, an 8 percent increase from December 2012 ADV of 3.81 million contracts and a 9 percent decrease from January 2012 ADV of 4.52 million contracts. In addition, CFE reported ADV of 139,410 contracts in January 2013, up 244 percent compared with 40,564 per day during January 2012 and a 14 percent increase from 122,324 contracts per day in December 2012.

Return of Capital to Stockholders
As announced on February 6, 2013, CBOE Holdings' Board of Directors declared a quarterly dividend of $0.15 per share, payable March 22, 2013 to shareholders of record on March 1, 2013.
During the fourth quarter of 2012, the company did not repurchase any shares of its common stock under the announced authorizations. For the full-year 2012, the company repurchased 1,871,424 shares at an average price of $26.58 per share, for an aggregate purchase price of $49.7 million under the authorizations.
At December 31, 2012, the company had approximately $103.3 million of availability remaining on its existing stock repurchase authorizations.
2013 Fiscal Year Financial Guidance
CBOE Holdings currently expects the following for the year ended December 31, 2013:

•
Core operating expenses are expected to be in the range of $189.0 million to $194.0 million. The projected increase in core operating expenses in 2013 compared with 2012 primarily reflects higher expenses related to regulatory services, which are expected to be offset by higher revenue from regulatory fees, and an increase in continuing stock-based compensation as a result of new stock awards scheduled to be granted in February and May of 2013. Continuing stock-based compensation expense included in core expenses is expected to be approximately $18.0 million for the full year. Excluding stock-based compensation, core expenses for 2013 are expected to be in a range of $171.0 million to $176.0 million, an increase of 2 percent to 5 percent versus 2012's comparable expense of $167.0 million.

•
The company also plans to recognize accelerated stock-based compensation expense of approximately $3.2 million in 2013. This expense is expected to be recorded in the first quarter of 2013 to recognize the fair value of stock awards granted to certain executives due to provisions contained in their respective agreements regarding employment. This expense is reported in employee costs and will be included in the company's non-GAAP reconciliation.

•
The consolidated effective tax rate is expected to be in the range of 39.5 percent to 40.0 percent for the year ended December 31, 2013. Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

•	Depreciation and amortization expense is expected to be in the range of $37.0 million to $39.0 million.

•
Capital expenditures are projected in the range of $35.0 million to $40.0 million, primarily driven by ongoing investments in systems hardware and software that enhance trading technology and regulatory systems.

Earnings Conference Call
Executives of CBOE Holdings will host a conference call to review its fourth quarter financial results today, February 8, 2013, at 8:30 a.m. ET/7:30 a.m. CT. The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company's website at www.cboe.com under Events & Presentations. Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers. Telephone participants should place calls 10 minutes prior to the start of the call. The webcast will be archived on the company's website for replay. A telephone replay of the earnings call also will be available from approximately 11:00 a.m. CT, February 8, through 11:00 p.m. CT, March 4, 2013, by calling (800) 585-8367 within the U.S. and Canada, or (404) 537-3406 for international callers, using replay code 78897636.

About CBOE Holdings
CBOE Holdings, Inc. (NASDAQ: CBOE) is the holding company for Chicago Board Options Exchange (CBOE), CBOE Futures Exchange (CFE) and other subsidiaries. CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options and volatility trading through product innovation, trading technology and investor education. CBOE Holdings offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options and futures on the CBOE Volatility Index (the VIX Index). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE Holdings is home to the world-renowned Options Institute and www.cboe.com, the go-to place for options and volatility trading resources. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the OCC.
Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those statements that reflect our expectations, assumptions or projections about the future and involve a number of risks and uncertainties.  These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause actual results to differ materially from that expressed or implied by the forward-looking statements, including: the loss of our exclusive licenses to list certain index options; decreases in the amount of trading volumes or a shift in the mix of products traded on our exchanges; legislative or regulatory changes affecting the options markets; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; increasing price competition; our ability to maintain access fee revenues; economic, political and market conditions; our ability to operate our business without violating the intellectual property rights of others and the costs associated with protecting our intellectual property rights; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to protect our systems and communication networks from security risks, including cyber attacks; our ability to attract and retain skilled management and other personnel; our ability to maintain our growth effectively; our dependence on third party service providers; and the ability of our compliance and risk management methods to effectively monitor and manage our risks.

More detailed information about factors that may affect our performance may be found in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2011 and other filings made from time to time with the SEC.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:

Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

CBOE-F

Trademarks:

CBOE®, Chicago Board Options Exchange®, CFE®, FLEX®, LEAPS®, CBOE Volatility Index® and VIX® are registered trademarks and BuyWriteSM, BXMSM, CBOE Futures ExchangeSM, CBOE Low Volatility IndexSM, COPSSM, LOVOLSM,
SPXSM and The Options InstituteSM are service marks of Chicago Board Options Exchange, Incorporated (CBOE).  C2SM, C2 Options Exchange SM and SPXpmSM are service marks of C2 Options Exchange, Incorporated (C2). Standard & Poor's®, S&P® and S&P 500® are registered trademarks of Standard & Poor's Financial Services LLC and have been licensed for use by CBOE, C2 and CFE. All other trademarks and service marks are the property of their respective owners.

CBOE Holdings, Inc.
Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
PRODUCT:
Equities	1,617	1,964	2,007	2,320	1,695
Indexes	1,294	1,150	1,252	1,174	1,202
Exchange-traded products	1,091	1,124	1,451	1,321	1,366
Total Options Average Daily Volume	4,002	4,238	4,710	4,815	4,263
Futures	123	99	93	67	38
Total Average Daily Volume	4,125	4,337	4,803	4,882	4,301

Mix of Trading Volume by Product

	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
PRODUCT:
Equities	39.2%	45.3%	41.8%	47.5%	39.4%
Indexes	31.4%	26.5%	26.1%	24.0%	28.0%
Exchange-traded products	26.4%	25.9%	30.2%	27.1%	31.7%
Futures	3.0%	2.3%	1.9%	1.4%	0.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Average Revenue Per Contract by Product

	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
Trading Days	62	63	63	62	63
PRODUCT:
Equities	$0.134	$0.118	$0.123	$0.110	$0.167
Indexes	0.670	0.682	0.677	0.658	0.631
Exchange-traded products	0.186	0.177	0.180	0.171	0.212
Total Options Average Revenue Per Contract	0.322	0.287	0.288	0.261	0.312
Futures	1.442	1.606	1.607	1.697	1.329
Total Average Revenue Per Contract	$0.355	$0.317	$0.314	$0.280	$0.321

Transaction Fees by Product (in thousands)

	4Q 2012	3Q 2012	2Q 2012	1Q 2012	4Q 2011
PRODUCT:
Equities	$13,472	$14,645	$15,617	$15,894	$17,860
Indexes	53,764	49,385	53,383	47,907	47,808
Exchange-traded products	12,552	12,561	16,429	14,036	18,230
Total Options Transaction Fees	$79,788	$76,591	$85,429	$77,837	$83,898
Futures	11,017	10,030	9,456	6,998	3,149
Total Transaction Fees	$90,805	$86,621	$94,885	$84,835	$87,047

Non-GAAP Information
In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The non-GAAP measures provided in this press release include core operating expenses, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted effective tax rate, adjusted net income, adjusted net income allocated to common stockholders and adjusted diluted earnings per share.
Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons. Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.
The table below shows core operating expenses, which is the company's operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense and (iv) other unusual or one-time expenses.

	Three months ended December 31,		Twelve months ended December 31,

(in thousands)	2012	2011	2012	2011
Total Operating Expenses	$70,325	$67,529	$268,241	$266,512
Less:
Depreciation and amortization	6,210	7,506	31,485	34,094
Accelerated stock-based compensation expense	149	—	343	453
Severance expense pursuant to executive employment agreement	—	3,709	—	3,709
Estimated liability related to SEC investigation (in other expenses)	5,000	—	5,000	—
Volume-based expenses:
Royalty fees	11,639	12,346	46,135	47,822
Trading volume incentives	1,027	2,440	6,275	14,239
Core Operating Expenses (non-GAAP):	$46,300	$41,528	$179,003	$166,195
Less: Continuing stock-based compensation expense	(3,151)	(3,010)	(12,005)	(12,166)
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$43,149	$38,518	$166,998	$154,029

Detail of Core Operating Expenses (non-GAAP)
Employee costs	$26,291	$24,560	$103,853	$100,292
Data processing	4,707	4,263	19,603	17,933
Outside services	10,790	6,657	36,300	27,310
Travel and promotional expenses	1,988	3,345	10,006	9,812
Facilities costs	1,269	1,426	5,066	5,400
Other expenses	1,255	1,277	4,175	5,448
Total	$46,300	$41,528	$179,003	$166,195

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP. The non-GAAP financial measures exclude the impact of those items detailed in the footnotes below and are referred to as adjusted financial measures.

(in thousands, except per share amounts)	Three months ended December 31, 2012					Three months ended December 31, 2011
		Items Impacting Results					Items Impacting Results
	Reported (GAAP)	Operating Expenses [1]	Operating Expenses [2]	Income Tax [3]	Adjusted (non-GAAP)	Reported (GAAP)	Operating Expenses [4]	Income Tax [5]	Adjusted (non-GAAP)
Total Operating Revenues	$130,077				$130,077	$120,208			$120,208
Total Operating Expenses	70,325	(149)	(5,000)		65,176	67,529	(3,709)		63,820
Operating Income	59,752	149	5,000		64,901	52,679	3,709		56,388
Operating Margin	45.9%				49.9%	43.8%			46.9%
Total Other Income /(Expense)	(353)				(353)	(343)			(343)
Income Before Income Taxes	59,399	149	5,000		64,548	52,336	3,709		56,045
Income Tax Provision	19,674	63	—	5,415	25,152	20,529	1,478	322	22,329
Effective Income Tax Rate	33.1%				39.0%	39.2%			39.8%
Net Income	$39,725	$86	$5,000	$(5,415)	$39,396	$31,807	$2,231	$(322)	$33,716
Net Income Allocated to Participating Securities	(479)	(1)	(56)	61	(475)	(520)	(37)	5	(552)
Net Income Allocated to Common Stockholders	$39,246	$85	$4,944	$(5,354)	$38,921	$31,287	$2,194	$(317)	$33,164
Diluted Net Income per Share Allocated to Common Stockholders	$0.45	$—	$0.06	$(0.06)	$0.45	$0.35	$0.02	$—	$0.37

(in thousands, except per share amounts)	Twelve months ended December 31, 2012					Twelve months ended December 31, 2011
		Items Impacting Results					Items Impacting Results
	Reported (GAAP)	Operating Expenses [1]	Operating Expenses[2]	Income Tax [3]	Adjusted (non-GAAP)	Reported (GAAP)	Operating Expenses [4]	Other Expense [6]	Income Tax [5]	Adjusted(non-GAAP)
Total Operating Revenues	$512,338				$512,338	$508,144				$508,144
Total Operating Expenses	268,241	(343)	(5,000)		262,898	266,512	(4,162)			262,350
Operating Income	244,097	343	5,000		249,440	241,632	4,162			245,794
Operating Margin	47.6%				48.7%	47.6%				48.4%
Total Other Income /(Expense)	(1,546)				(1,546)	(1,548)		460		(1,088)
Income Before Income Taxes	242,551	343	5,000		247,894	240,084	4,162	460		244,706
Income Tax Provision	85,156	139	—	13,054	98,349	100,678	1,677	185	(3,901)	98,639
Effective Income Tax Rate	35.1%				39.7%	41.9%				40.3%
Net Income	$157,395	$204	$5,000	$(13,054)	$149,545	$139,406	$2,485	$275	$3,901	$146,067
Net Income Allocated to Participating Securities	(2,141)	(3)	(68)	177	(2,035)	(2,824)	(40)	(6)	(63)	(2,933)
Net Income Allocated to Common Stockholders	$155,254	$201	$4,932	$(12,877)	$147,510	$136,582	$2,445	$269	$3,838	$143,134
Diluted Net Income per Share Allocated to Common Stockholders	$1.78	$—	$0.06	$(0.15)	$1.69	$1.52	$0.03	$—	$0.04	$1.59

NOTES: Amounts may not foot due to rounding.

1)
In the first quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to two board members who left the Board. In the fourth quarter of 2012, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who are leaving the Board in May 2013.

2)	In the fourth quarter of 2012, the company recognized an expense for an estimated liability related to the resolution of an SEC investigation.

3)	In the fourth quarter and third quarter of 2012, the company recorded tax benefits relating to significant discrete items relating to prior years.
4) In the fourth quarter of 2011, the company recorded severance expense pursuant to an executive employment agreement. In the first and second quarters of 2011, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to three board members who left the Board in May 2011.

5)
In the fourth quarter of 2011, the company recorded a benefit for research and development credits pertaining to prior years. In the third quarter of 2011, the company recorded a charge for additional income tax expense due to potential additional tax liabilities for prior periods dating back to 2007 as a result of an advisory opinion from New York State taxing authorities issued during the quarter.

6)	In the first quarter of 2011, the company recorded an impairment charge to write off its investment in NSX Holdings, Inc.

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
Three and twelve months ended December 31, 2012 and 2011

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011

Operating Revenues:
Transaction fees	$90,805	$87,047	$357,146	$373,065
Access fees	15,963	17,128	64,070	68,693
Exchange services and other fees	8,296	4,684	31,368	18,181
Market data fees	5,511	5,059	24,360	19,906
Regulatory fees	6,508	4,249	20,995	19,243
Other revenue	2,994	2,041	14,399	9,056
Total Operating Revenues	130,077	120,208	512,338	508,144

Operating Expenses:
Employee costs	26,440	28,269	104,196	104,454
Depreciation and amortization	6,210	7,506	31,485	34,094
Data processing	4,707	4,263	19,603	17,933
Outside services	10,790	6,657	36,300	27,310
Royalty fees	11,639	12,346	46,135	47,822
Trading volume incentives	1,027	2,440	6,275	14,239
Travel and promotional expenses	1,988	3,345	10,006	9,812
Facilities costs	1,269	1,426	5,066	5,400
Other expenses	6,255	1,277	9,175	5,448
Total Operating Expenses	70,325	67,529	268,241	266,512

Operating Income	59,752	52,679	244,097	241,632

Other Income / (Expense):
Investment income	60	24	149	142
Net loss from investment in affiliates	(413)	(161)	(1,695)	(811)
Interest and other borrowing costs	—	(206)	—	(879)
Total Other Income / (Expense)	(353)	(343)	(1,546)	(1,548)

Income Before Income Taxes	59,399	52,336	242,551	240,084
Income Tax Provision	19,674	20,529	85,156	100,678
Net Income	39,725	31,807	157,395	139,406
Net Income allocated to participating securities	(479)	(520)	(2,141)	(2,824)
Net Income allocated to common stockholders	$39,246	$31,287	$155,254	$136,582

Net income per share allocated to common stockholders
Basic	$0.45	$0.35	$1.78	$1.52
Diluted	0.45	0.35	1.78	1.52
Weighted average shares used in computing income per share:
Basic	87,272	89,397	87,460	89,994
Diluted	87,272	89,397	87,460	89,994

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
December 31, 2012 and December 31, 2011

(in thousands, except share amounts)	December 31, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$135,597	$134,936
Accounts receivable - net of allowances of $340 and $304	45,666	37,578
Marketing fee receivable	5,216	5,195
Income taxes receivable	11,717	6,756
Other prepaid expenses	4,146	4,152
Other current assets	567	1,065
Total Current Assets	202,909	189,682
Investments in Affiliates	14,270	14,305
Land	4,914	4,914
Property and Equipment:
Construction in progress	89	1,264
Building	62,442	60,917
Furniture and equipment	263,155	252,905
Less accumulated depreciation and amortization	(251,641)	(238,288)
Total Property and Equipment—Net	74,045	76,798
Other Assets:
Software development work in progress	7,924	6,168
Data processing software and other assets (less accumulated amortization of $133,862 and $121,173)	34,796	36,001
Total Other Assets—Net	42,720	42,169
Total	$338,858	$327,868

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$45,148	$46,071
Marketing fee payable	5,808	5,765
Deferred revenue	1,084	351
Post-retirement medical benefits	110	100
Total Current Liabilities	52,150	52,287

Long-term Liabilities:
Post-retirement medical benefits	1,794	1,781
Income taxes payable	20,857	12,185
Other long-term liabilities	3,946	3,906
Deferred income taxes	20,989	21,439
Total Long-term Liabilities	47,586	39,311
Total Liabilities	99,736	91,598
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, no shares issued and outstanding at December 31, 2012 and December, 31, 2011	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 90,270,274 issued and 87,271,683 outstanding at December 31, 2012; 90,781,222 issued and 88,768,885 outstanding at December 31, 2011	913	908
Additional paid-in-capital	67,812	55,469
Retained Earnings	275,491	232,121
Treasury Stock, at cost: 3,998,591 shares at December 31, 2012; 2,012,337 shares at December 31, 2011	(104,201)	(51,329)
Accumulated other comprehensive loss	(893)	(899)
Total Stockholders' Equity	239,122	236,270

Total	$338,858	$327,868

CBOE Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
Twelve Months Ended December 31, 2012 and 2011

	Twelve Months Ended December 31,
(in thousands)	2012	2011
Cash Flows from Operating Activities:
Net Income	$157,395	$139,406
Adjustments to reconcile net income to
net cash flows from operating activities:
Depreciation and amortization	31,485	34,094
Other amortization	88	90
Provision for deferred income taxes	(493)	940
Stock-based compensation	12,348	12,618
Loss on disposition of property	1	1,225
Loss on investment in affiliates	1,695	352
Impairment of investment in affiliates and other assets	—	459
Net change in assets and liabilities:	(1,984)	13,945
Net Cash Flows Provided by Operating Activities	200,535	203,129
Cash Flows from Investing Activities:
Capital and other assets expenditures	(30,066)	(29,143)
Investment in affiliates	(2,911)	(1,250)
Other	—	112
Net Cash Flows Used in Investing Activities	(32,977)	(30,281)
Cash Flows from Financing Activities:
Payment of dividends	(47,828)	(40,372)
Payment of special dividend	(66,197)	—
Purchase of unrestricted stock from employees	(3,128)	(4,339)
Purchase of unrestricted stock under repurchase program	(49,744)	(46,990)
Net Cash Flows Used in Financing Activities	(166,897)	(91,701)

Net Increase (Decrease) in Cash and Cash Equivalents	661	81,147

Cash and Cash Equivalents at Beginning of Period	$134,936	$53,789
Cash and Cash Equivalents at End of Period	$135,597	$134,936

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$82,633	$93,224
Non-cash activities:
Change in post-retirement benefit obligation	$(25)	$(90)
Unpaid liability to acquire equipment and software	$755	$1,537
Unpaid estimated liability related to SEC investigation	$5,000	$—